UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 18, 2009

EVERGREEN ENERGY INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-14176	84-1079971
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

1225 17th Street, Suite 1300 Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 293-2992

(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Enter into a Material Definitive Agreement

On December 18, 2009, Evergreen Energy Inc. (the “Company”) entered into a binding term sheet subject to definitive documentation to restructure and extend the terms of its March 20, 2009 Note Purchase Agreement, extending the maturity date to the earlier of June 30, 2010 or upon the sale of Buckeye Industrial Mining Co.  As part of the restructuring, the stated principal amount has been increased by $2.25 million, bringing the aggregate principal amount of Notes to $17.25 million.  Interest shall be due and payable at maturity of the Notes and the rate remains 10% per annum.

Per the terms of the restructured agreement, the Company will use its best efforts to raise additional common equity on or before January 30, 2010, utilizing a portion of the proceeds to pay a $1,825,000 cash extension fee to its lenders.  Not less than 30% of the proceeds of any subsequent common equity offering will be used to reduce the outstanding balance of the Notes.  The failure to complete an offering of common equity on or before January 30, 2010, or execute a binding agreement for the sale of Buckeye on or before March 31, 2010 will be deemed to be an “Event of Default” under the terms of the Notes.  Upon maturity, the repayment amount will be equal to 115% of the principal amount outstanding, plus accrued and unpaid interest, provided if additional common equity is not raised until after January 15, 2010, the repayment amount will be increased by $350,000.

In addition, the Company is required to continue to engage an investment banker to sell substantially all of the assets of Buckeye and provide semi-monthly updates to the lender regarding the status of the Buckeye sale process, retain a consultant of the lender’s choosing and grant reasonable access to the site as well as the sales process. Additionally, the Company is prohibited from making any dividends from Buckeye without the lender’s consent.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

99.1	Press Release dated December 18, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evergreen Energy Inc.

Date: December 18, 2009	By:	/s/ Diana L. Kubik
Diana L. Kubik
Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated December 18, 2009.